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PNC BANK CORP. AND SUBSIDIARIES                                    EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS


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Year ended December 31
Dollars in thousands                                             1995           1994           1993          1992          1991
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EARNINGS
Income before taxes and cumulative effect of changes in
  accounting principles                                      $627,012     $1,209,916     $1,140,487      $787,994      $(38,578)
Fixed charges and preferred stock dividends excluding
  interest on deposits                                      1,492,391      1,112,564        712,339       592,902       624,000
                                                           --------------------------------------------------------------------
     Subtotal                                               2,119,403      2,322,480      1,852,826     1,380,896       585,422
Interest on deposits                                        1,551,816      1,159,242      1,005,658     1,546,576     2,739,565
                                                           --------------------------------------------------------------------
     Total                                                 $3,671,219     $3,481,722     $2,858,484    $2,927,472    $3,324,987
                                                           ====================================================================
FIXED CHARGES
Interest on notes and debentures                             $620,415       $556,432       $316,031      $201,977      $137,323
Interest on borrowed funds                                    834,654        514,133        360,288       353,633       449,107
Amortization of notes and debentures                              927          1,761          1,418         1,505         1,119
Interest component of rentals                                  31,283         32,247         26,491        25,739        26,041
Preferred stock dividend requirements                           5,112          7,991          8,111        10,048        10,410
                                                           --------------------------------------------------------------------
     Subtotal                                               1,492,391      1,112,564        712,339       592,902       624,000
Interest on deposits                                        1,551,816      1,159,242      1,005,658     1,546,576     2,739,565
                                                           --------------------------------------------------------------------
     Total                                                 $3,044,207     $2,271,806     $1,717,997    $2,139,478    $3,363,565
                                                           ====================================================================
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                                   1.42x          2.09x          2.60x         2.33x          .94x
Including interest on deposits                                   1.21           1.53           1.66          1.37           .99
===============================================================================================================================
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